DENNY’S CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2017

SPARTANBURG, S.C., November 1, 2017 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its third quarter ended September 27, 2017.

Third Quarter 2017 Highlights

•	Domestic system-wide same-store sales increased 0.6%, including growth of 0.6% at company restaurants and 0.6% at domestic franchised restaurants.

•	Opened nine system restaurants, including eight franchised restaurants and one company restaurant.

•	Completed 58 remodels, including 57 at franchised restaurants.

•	Operating Income increased 5.5% to $18.5 million.

•	Company Restaurant Operating Margin* grew 3.7% to $16.6 million and Franchise Operating Margin* was $25.0 million in both periods.

•	Net Income was $9.3 million, or $0.13 per diluted share.

•	Adjusted Net Income* was $9.7 million, while Adjusted Net Income per Share* was $0.14.

•	Adjusted EBITDA* improved 9.6% to $27.3 million.

•	Generated $12.6 million of Adjusted Free Cash Flow*, after cash capital expenditures of $8.5 million.

•	Allocated $29.7 million towards share repurchases.

John Miller, President and Chief Executive Officer, stated, “We once again achieved positive system same-store sales and continued to perform well against key industry benchmarks during the third quarter despite persistent challenges within the full-service dining environment. The disciplined execution of our brand revitalization strategy, which delivers an enhanced guest experience across food, service and atmosphere, coupled with our highly franchised business model, continues to generate growth in revenue and cash flows. We remain committed to effectively reinvesting capital in the business along with returning capital to our shareholders. While the industry outlook remains uncertain, we are focused on further elevating the guest experience, growing sales, and expanding Denny’s global reach to ensure long-term success.”

Third Quarter Results

Denny’s total operating revenue grew 3.1% to $132.4 million primarily due to an increase in company restaurant sales. Company restaurant sales were up 5.1% to $97.9 million due to a greater number of company restaurants compared to the prior year quarter and same-store sales growth. Franchise and licensing revenue was $34.5 million compared to $35.3 million in the prior year quarter as an increase in royalty revenue was offset by lower occupancy revenue due to scheduled lease terminations and a reduction in initial fees from fewer restaurant openings.

Company Restaurant Operating Margin* was $16.6 million, or 16.9% of company restaurant sales, compared to $16.0 million, or 17.2%, in the prior year quarter, driven by expected increases in product costs and minimum wages, partially offset by higher sales and favorable workers' compensation experience. Franchise Operating Margin* was $25.0 million, or 72.5% of franchise and licensing revenue, compared to $25.0 million, or 70.9%, in the prior year quarter, driven by higher royalty revenue and an improved occupancy margin.

Total general and administrative expenses improved to $16.4 million compared to $17.6 million in the prior year quarter. Interest expense was $4.1 million versus $3.1 million in the prior year quarter. Denny’s ended the quarter with $291.4 million of total debt outstanding, including $261.8 million of borrowings under its revolving credit facility. The provision for income taxes was $5.4 million, reflecting an effective tax rate of 36.8%. Due to the use of net operating loss and tax credit carryforwards, the Company paid $2.4 million in cash taxes during the quarter.

Net Income was $9.3 million, or $0.13 per diluted share, compared to $9.7 million, or $0.13 per diluted share, in the prior year quarter. Adjusted Net Income per Share* grew 11.2% to $0.14 compared to the prior year quarter.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $12.6 million of Adjusted Free Cash Flow* in the quarter after investing $8.5 million in cash capital expenditures, including the acquisition of one franchised restaurant and costs associated with opening a new company restaurant and relocating a high-performing company restaurant due to the loss of property control.

During the quarter, the Company allocated $29.7 million to share repurchases. As of September 27, 2017, the Company had approximately $13 million remaining in authorized share repurchases under its existing $100 million share repurchase authorization. On October 31, 2017, the Company announced a new multi-year share repurchase program authorizing the repurchase of an additional $200 million of common stock.

On October 31, 2017, the Company also announced the refinance of its existing $325 million credit facility with a new five-year $400 million senior secured revolving credit facility. Borrowings under the new credit facility bear a tiered interest rate, which is based on the Company's consolidated leverage ratio and was initially set at LIBOR plus 200 basis points. The maturity date for the new credit facility is October 26, 2022.

Business Outlook

The following full year 2017 estimates are based on management's expectations at this time. Differences from previously provided guidance are noted in parenthesis below.

•	Same-store sales growth at company and domestic franchised restaurants between 0% and 2%.

•	40 to 45 new restaurant openings (vs 45 to 50 restaurant openings), with net restaurant growth of 5 to 10 restaurants (vs. 5 to 15 restaurants).

•	Total operating revenue between $523 and $532 million including franchise and licensing revenue between $140 and $142 million.

•	Company Restaurant Operating Margin* between 17.0% and 17.5% and Franchise Operating Margin* between 71.0% and 71.5%.

•	Total general and administrative expenses between $67 and $70 million.

•	Adjusted EBITDA* between $101 and $103 million.

•	Depreciation and amortization expense between $23 and $24 million.

•	Net interest expense between $14.5 and $15.0 million.

•	Effective income tax rate between 35% and 37% with cash taxes between $6 and $8 million.

•	Cash capital expenditures between $32 and $34 million (vs. $25 and $27 million).

•	Adjusted Free Cash Flow* between $48 and $50 million (vs. $55 and $57 million).

*
Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income, and Adjusted Net Income per Share, as well as the reconciliation of Operating Income to non-GAAP financial measures included in the following tables.  The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy.  Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the third quarter ended September 27, 2017 on its quarterly investor conference call today, Wednesday, November 1, 2017 at 4:30 p.m. Eastern Time.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of September 27, 2017, Denny’s had 1,725 franchised, licensed, and company restaurants around the world including 125 restaurants in Canada, Puerto Rico, Mexico, New Zealand, Honduras, the Philippines, Costa Rica, Dominican Republic, the United Arab Emirates, Guam, Curaçao, and El Salvador. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 28, 2016 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Christine Beggan, ICR
203-682-8329

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/27/17	12/28/16
Assets
Current assets
Cash and cash equivalents	$1,663	$2,592
Receivables	17,423	19,841
Assets held for sale	—	1,020
Other current assets	11,571	12,454
Total current assets	30,657	35,907
Property, net	138,049	133,102
Goodwill	37,821	35,233
Intangible assets, net	56,075	54,493
Deferred income taxes	17,966	17,683
Other noncurrent assets	28,658	29,733
Total assets	$309,226	$306,151

Liabilities
Current liabilities
Current maturities of capital lease obligations	$3,289	$3,285
Accounts payable	19,002	25,289
Other current liabilities	53,748	64,796
Total current liabilities	76,039	93,370
Long-term liabilities
Long-term debt, less current maturities	261,800	218,500
Capital lease obligations, less current maturities	26,296	23,806
Other	42,688	41,587
Total long-term liabilities	330,784	283,893
Total liabilities	406,823	377,263

Shareholders' deficit
Common stock	1,076	1,071
Paid-in capital	591,773	577,951
Deficit	(347,976)	(382,843)
Accumulated other comprehensive loss, net of tax	(3,323)	(1,407)
Treasury stock	(339,147)	(265,884)
Total shareholders' deficit	(97,597)	(71,112)
Total liabilities and shareholders' deficit	$309,226	$306,151

Debt Balances
(In thousands)	9/27/17	12/28/16
Credit facility revolver due 2020	$261,800	$218,500
Capital leases	29,585	27,091
Total debt	$291,385	$245,591

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	9/27/17	9/28/16
Revenue:
Company restaurant sales	$97,915	$93,122
Franchise and license revenue	34,469	35,264
Total operating revenue	132,384	128,386
Costs of company restaurant sales	81,322	77,118
Costs of franchise and license revenue	9,493	10,275
General and administrative expenses	16,446	17,558
Depreciation and amortization	5,958	5,609
Operating (gains), losses and other charges, net	630	249
Total operating costs and expenses, net	113,849	110,809
Operating income	18,535	17,577
Interest expense, net	4,067	3,117
Other nonoperating income, net	(286)	(543)
Net income before income taxes	14,754	15,003
Provision for income taxes	5,429	5,277
Net income	$9,325	$9,726

Basic net income per share	$0.14	$0.13
Diluted net income per share	$0.13	$0.13

Basic weighted average shares outstanding	66,873	74,851
Diluted weighted average shares outstanding	69,210	76,791

Comprehensive income	$9,548	$9,771

General and Administrative Expenses	Quarter Ended
(In thousands)	9/27/17	9/28/16
Share-based compensation	$2,493	$1,775
Other general and administrative expenses	13,953	15,783
Total general and administrative expenses	$16,446	$17,558

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Quarters Ended
(In thousands, except per share amounts)	9/27/17	9/28/16
Revenue:
Company restaurant sales	$290,049	$272,718
Franchise and license revenue	103,621	104,625
Total operating revenue	393,670	377,343
Costs of company restaurant sales	240,854	224,066
Costs of franchise and license revenue	29,483	31,037
General and administrative expenses	50,536	50,691
Depreciation and amortization	17,493	16,207
Operating (gains), losses and other charges, net	3,459	24,365
Total operating costs and expenses, net	341,825	346,366
Operating income	51,845	30,977
Interest expense, net	11,348	8,905
Other nonoperating income, net	(1,053)	(635)
Net income before income taxes	41,550	22,707
Provision for income taxes	15,103	14,579
Net income	$26,447	$8,128

Basic net income per share	$0.38	$0.11
Diluted net income per share	$0.37	$0.10

Basic weighted average shares outstanding	69,095	76,214
Diluted weighted average shares outstanding	71,377	78,052

Comprehensive income	$24,531	$22,097

General and Administrative Expenses	Three Quarters Ended
(In thousands)	9/27/17	9/28/16
Share-based compensation	$6,546	$5,625
Other general and administrative expenses	43,990	45,066
Total general and administrative expenses	$50,536	$50,691

DENNY’S CORPORATION
Reconciliation of Net (Loss) Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis.  The Company uses Adjusted Income Before Taxes, Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Net Income internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources.  However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Three Quarters Ended
(In thousands, except per share amounts)	9/27/17	9/28/16	9/27/17	9/28/16
Net income	$9,325	$9,726	$26,447	$8,128
Provision for income taxes	5,429	5,277	15,103	14,579
Operating (gains), losses and other charges, net	630	249	3,459	24,365
Other nonoperating income, net	(286)	(543)	(1,053)	(635)
Share-based compensation	2,493	1,775	6,546	5,625
Adjusted Income Before Taxes	$17,591	$16,484	$50,502	$52,062

Interest expense, net	4,067	3,117	11,348	8,905
Depreciation and amortization	5,958	5,609	17,493	16,207
Cash payments for restructuring charges and exit costs	(274)	(271)	(1,483)	(1,104)
Cash payments for share-based compensation	—	—	(3,946)	(2,529)
Adjusted EBITDA	$27,342	$24,939	$73,914	$73,541

Cash interest expense, net	(3,800)	(2,869)	(10,536)	(8,150)
Cash paid for income taxes, net	(2,371)	(202)	(5,039)	(1,140)
Cash paid for capital expenditures	(8,522)	(18,122)	(23,601)	(27,571)
Adjusted Free Cash Flow	$12,649	$3,746	$34,738	$36,680

	Quarter Ended		Three Quarters Ended
(In thousands, except per share amounts)	9/27/17	9/28/16	9/27/17	9/28/16
Net income	$9,325	$9,726	$26,447	$8,128
Pension settlement loss	—	—	—	24,297
Losses (gains) on sales of assets and other, net	590	(77)	3,023	(764)
Tax effect (1)	(214)	27	(1,097)	(1,871)
Adjusted Net Income	$9,701	$9,676	$28,373	$29,790

Diluted weighted average shares outstanding	69,210	76,791	71,377	78,052

Diluted Net Income Per Share	$0.13	$0.13	$0.37	$0.10
Adjustments Per Share	$0.01	$—	$0.03	$0.28
Adjusted Net Income Per Share	$0.14	$0.13	$0.40	$0.38

(1)
Tax adjustments for the three and nine months ended September 27, 2017 are calculated using the Company's year-to-date effective tax rate of 36.3%. Tax adjustments for the loss on pension termination for the nine months ended September 28, 2016 are calculated using an effective tax rate of 8.8%. The remaining tax adjustments for the three and nine months ended September 28, 2016 are calculated using the Company's year-to-date effective tax rate of 35.6%, which excludes the impact of the pension termination.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchise restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended		Three Quarters Ended
(In thousands)	9/27/17	9/28/16	9/27/17	9/28/16
Operating income	$18,535	$17,577	$51,845	$30,977
General and administrative expenses	16,446	17,558	50,536	50,691
Depreciation and amortization	5,958	5,609	17,493	16,207
Operating (gains), losses and other charges, net	630	249	3,459	24,365
Total Operating Margin	$41,569	$40,993	$123,333	$122,240

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$16,593	$16,004	$49,195	$48,652
Franchise Operating Margin (2)	24,976	24,989	74,138	73,588
Total Operating Margin	$41,569	$40,993	$123,333	$122,240

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	9/27/17		9/28/16
Company restaurant operations: (1)
Company restaurant sales	$97,915	100.0%	$93,122	100.0%
Costs of company restaurant sales:
Product costs	24,896	25.4%	22,819	24.5%
Payroll and benefits	37,332	38.1%	35,999	38.7%
Occupancy	5,054	5.2%	4,928	5.3%
Other operating costs:
Utilities	3,767	3.8%	3,429	3.7%
Repairs and maintenance	1,642	1.7%	1,559	1.7%
Marketing	3,740	3.8%	3,500	3.8%
Other	4,891	5.0%	4,884	5.2%
Total costs of company restaurant sales	$81,322	83.1%	$77,118	82.8%
Company restaurant operating margin (non-GAAP) (2)	$16,593	16.9%	$16,004	17.2%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$25,174	73.0%	$25,039	71.0%
Initial fees	507	1.5%	757	2.1%
Occupancy revenue	8,788	25.5%	9,468	26.8%
Total franchise and license revenue	$34,469	100.0%	$35,264	100.0%

Costs of franchise and license revenue:
Occupancy costs	$6,343	18.4%	$7,023	19.9%
Other direct costs	3,150	9.1%	3,252	9.2%
Total costs of franchise and license revenue	$9,493	27.5%	$10,275	29.1%
Franchise operating margin (non-GAAP) (2)	$24,976	72.5%	$24,989	70.9%

Total operating revenue (4)	$132,384	100.0%	$128,386	100.0%
Total costs of operating revenue (4)	90,815	68.6%	87,393	68.1%
Total operating margin (non-GAAP) (4)(2)	$41,569	31.4%	$40,993	31.9%

Other operating expenses: (4)(2)
General and administrative expenses	$16,446	12.4%	$17,558	13.7%
Depreciation and amortization	5,958	4.5%	5,609	4.4%
Operating (gains), losses and other charges, net	630	0.5%	249	0.2%
Total other operating expenses	$23,034	17.4%	$23,416	18.2%

Operating income (4)	$18,535	14.0%	$17,577	13.7%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Three Quarters Ended
(In thousands)	9/27/17		9/28/16
Company restaurant operations: (1)
Company restaurant sales	$290,049	100.0%	$272,718	100.0%
Costs of company restaurant sales:
Product costs	72,798	25.1%	67,253	24.7%
Payroll and benefits	113,221	39.0%	104,548	38.3%
Occupancy	15,291	5.3%	14,721	5.4%
Other operating costs:
Utilities	9,873	3.4%	9,232	3.4%
Repairs and maintenance	4,972	1.7%	4,893	1.8%
Marketing	10,982	3.8%	10,123	3.7%
Other	13,717	4.7%	13,296	4.9%
Total costs of company restaurant sales	$240,854	83.0%	$224,066	82.2%
Company restaurant operating margin (non-GAAP) (2)	$49,195	17.0%	$48,652	17.8%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$75,056	72.4%	$73,694	70.4%
Initial fees	1,579	1.5%	2,081	2.0%
Occupancy revenue	26,986	26.0%	28,850	27.6%
Total franchise and license revenue	$103,621	100.0%	$104,625	100.0%

Costs of franchise and license revenue:
Occupancy costs	$19,420	18.7%	$21,373	20.4%
Other direct costs	10,063	9.7%	9,664	9.2%
Total costs of franchise and license revenue	$29,483	28.5%	$31,037	29.7%
Franchise operating margin (non-GAAP) (2)	$74,138	71.5%	$73,588	70.3%

Total operating revenue (4)	$393,670	100.0%	$377,343	100.0%
Total costs of operating revenue (4)	270,337	68.7%	255,103	67.6%
Total operating margin (non-GAAP) (4)(2)	$123,333	31.3%	$122,240	32.4%

Other operating expenses: (4)(2)
General and administrative expenses	$50,536	12.8%	$50,691	13.4%
Depreciation and amortization	17,493	4.4%	16,207	4.3%
Operating gains, losses and other charges, net	3,459	0.9%	24,365	6.5%
Total other operating expenses	$71,488	18.2%	$91,263	24.2%

Operating income (4)	$51,845	13.2%	$30,977	8.2%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Three Quarters Ended
(increase vs. prior year)	9/27/17	9/28/16	9/27/17	9/28/16
Company Restaurants	0.6%	1.0%	0.6%	1.5%
Domestic Franchised Restaurants	0.6%	1.0%	0.7%	0.9%
Domestic System-wide Restaurants	0.6%	1.0%	0.7%	1.0%
System-wide Restaurants	0.9%	0.9%	0.8%	0.8%

Average Unit Sales	Quarter Ended		Three Quarters Ended
(In thousands)	9/27/17	9/28/16	9/27/17	9/28/16
Company Restaurants	$577	$573	$1,706	$1,689
Franchised Restaurants	$403	$396	$1,188	$1,174

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units June 28, 2017	172	1,552	1,724
Units Opened	1	8	9
Units Reacquired	1	(1)	—
Units Refranchised	—	—	—
Units Closed	—	(8)	(8)
Net Change	2	(1)	1
Ending Units September 27, 2017	174	1,551	1,725

Equivalent Units
Third Quarter 2017	170	1,550	1,720
Third Quarter 2016	163	1,560	1,723
Net Change	7	(10)	(3)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 28, 2016	169	1,564	1,733
Units Opened	2	23	25
Units Reacquired	7	(7)	—
Units Refranchised	(4)	4	—
Units Closed	—	(33)	(33)
Net Change	5	(13)	(8)
Ending Units September 27, 2017	174	1,551	1,725

Equivalent Units
Year-to-Date 2017	170	1,557	1,727
Year-to-Date 2016	161	1,554	1,715
Net Change	9	3	12